Exhibit 99.2

February 14, 2019

Board of Directors

First Data Corporation

225 Liberty Street, 29th Floor

New York, New York 10281

Members of the Board of Directors:

We hereby consent to the inclusion of our opinion letter, dated January 16, 2019, to the Board of Directors of First Data Corporation (“First Data”) as Annex F to, and to the reference thereto under the headings “Summary—Opinion of First Data’s Financial Advisor”, “Risk Factors—Risk Factors Relating to the Merger”, “The Merger—Background of the Merger”, “The Merger—Recommendation of the First Data Board; First Data’s Reasons for the Merger”, “The Merger—Opinion of First Data’s Financial Advisor”, “The Merger—Certain Unaudited Prospective Financial Information” and “The Merger Agreement—Representations and Warranties” in, the joint proxy and consent solicitation statement/prospectus relating to the proposed merger involving First Data and Fiserv, Inc. (“Fiserv”), which joint proxy and consent solicitation statement/prospectus forms a part of Fiserv’s Registration Statement on Form S-4 (the “Registration Statement”) to which this consent is filed as an exhibit. In giving the foregoing consent, we do not admit (1) that we come within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended (the “Securities Act”), or the rules and regulations of the Securities and Exchange Commission (the “Commission”) promulgated thereunder, or (2) that we are experts with respect to any part of the Registration Statement within the meaning of the term “experts” as used in the Securities Act and the rules and regulations of the Commission promulgated thereunder.

Very truly yours,

/s/ MERRILL LYNCH, PIERCE, FENNER & SMITH INCORPORATED

MERRILL LYNCH, PIERCE, FENNER & SMITH INCORPORATED